SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2006

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	001-32279	55-0862656
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. RiverCenter Blvd., Suite 480

Covington, KY 41011

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (859) 581-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information in this report set forth under Item 2.01 regarding the purchase agreement relating to our acquisition of the Embassy Suites Hotel Boston at Logan International Airport is incorporated herein by reference.

On July 21, 2006, we also amended our $110 million senior unsecured credit facility to delay the phase-in of a stricter financial covenant, the intent of which is to provide us with balance sheet flexibility during 2006 to acquire additional hotels. Effective with this amendment, our senior unsecured credit facility now requires that the ratio of our total liabilities to total asset value not exceed 58% through December 31, 2006, 55% from the period January 1, 2007 through March 31, 2007 and 53% thereafter.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 21, 2006, we acquired the Embassy Suites Boston at Logan International Airport from BPG/CGV Hotel Partners IX LLC for $53.4 million in cash. The hotel will continue to be operated pursuant to an Embassy Suites franchise agreement and will be managed by Prism Hotels & Resorts. The 273-room full-service all-suite hotel opened in 2003 and is the only Embassy Suites branded hotel in Boston. The hotel features approximately 5,000 square feet of meeting space, a 2,400 square foot ballroom, a 180 space on-site parking facility, an indoor pool and a fitness center. The acquisition closed after the expiration of the due diligence period under a purchase agreement originally dated June 15, 2006.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Audited financial statements and pro forma financial information required by Regulation S-X relating to our acquisition of the Embassy Suites Hotel Boston at Logan International Airport will be filed within the time period required by Item 9.01 of Form 8-K.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Amended and Restated Senior Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

By:	/s/ Raymond D. Martz
Raymond D. Martz
Chief Financial Officer, Secretary and Treasurer

Dated: July 21, 2006